September 2024

Pricing Supplement No. 4,110

Registration Statement Nos. 333-275587; 333-275587-01

Dated September 26, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Enhanced Trigger Jump Securities Based on the Value of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras due October 15, 2025

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Enhanced Trigger Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest and do not guarantee the return of any of the principal amount at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the American depositary shares of Petróleo Brasileiro S.A. — Petrobras, as determined on the valuation date. If the final share price is greater than or equal to 70% of the initial share price, which we refer to as the downside threshold level, you will receive for each security that you hold at maturity the upside payment of $136 per security in addition to the stated principal amount. However, if the final share price is less than the downside threshold level, meaning that the underlying stock has depreciated by more than 30% from its initial value, the payment due at maturity will be significantly less than the stated principal amount of the securities by an amount that is proportionate to the full percentage decrease in the final share price from the initial share price. Under these circumstances, the payment at maturity per security will be less than $700 and could be zero. Accordingly, you may lose your entire initial investment in the securities. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and returns above the upside payment in exchange for the upside payment feature that applies to a limited range of performance of the underlying stock. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes Program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per security
Pricing date:	September 26, 2024
Original issue date:	October 1, 2024 (3 business days after the pricing date)
Maturity date:	October 15, 2025
Aggregate principal amount:	$600,000
Interest:	None
Underlying stock:	Petróleo Brasileiro S.A. — Petrobras American Depositary Shares (“PBR ADSs”), each PBR ADS representing two Petróleo Brasileiro S.A. — Petrobras common shares
Payment at maturity:

●If the final share price is greater than or equal to the downside threshold level:

$1,000 + the upside payment

●If the final share price is less than the downside threshold level, meaning the value of the underlying stock has declined by more than 30% from its initial share price:

$1,000 × share performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of more than 30%, and possibly all, of your investment.

Upside payment:	$136 per security (13.60% of the stated principal amount)
Downside threshold level:	$10.395, which is 70% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$14.85, which is the closing price of the underlying stock on September 25, 2024
Final share price:	The closing price of the underlying stock on the valuation date times the adjustment factor on such date
Valuation date:	October 9, 2025, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
CUSIP:	61776R2H6
ISIN:	US61776R2H62
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$962.90 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$10	$990
Total	$600,000	$6,000	$594,000

(1)J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities.

(2)Please see “Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for information about fees and commissions.

(3)See “Use of proceeds and hedging” on page 17.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2023  Prospectus dated April 12, 2024

Morgan Stanley

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras due October 15, 2025

Principal at Risk Securities

Investment Summary

Enhanced Trigger Jump Securities

Principal at Risk Securities

The Enhanced Trigger Jump Securities Based on the Value of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras due October 15, 2025 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying stock that provides a fixed return of 13.60% if the final share price is greater than or equal to the downside threshold level;

￭To enhance returns and potentially outperform the underlying stock in a moderately bullish or moderately bearish scenario; and

￭To obtain limited protection against the loss of principal in the event of a decline of the underlying stock over the term of the securities, but only if the final share price is greater than or equal to the downside threshold level.

If the final share price is less than the downside threshold level, the securities are exposed on a 1:1 basis to the percentage decline of the final share price from the initial share price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 54 weeks
Upside payment:	$136 per security (13.60% of the stated principal amount)
Downside threshold level:	70% of the initial share price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $962.90.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying stock. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stock, instruments based on the underlying stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras due October 15, 2025

Principal at Risk Securities

Key Investment Rationale

This 54-week investment does not pay interest or dividends but offers a fixed positive return of 13.60% if the final share price is greater than or equal to the downside threshold level. However, if, as of the valuation date, the value of the underlying stock has declined by more than 30% from the initial share price, the payment at maturity per security will be less than $700 and could be zero.

Upside Scenario	If the final share price is greater than or equal to the downside threshold level, the payment at maturity for each security will be equal to $1,000 plus the upside payment of $136.
Downside Scenario

If the final share price is less than the downside threshold level, which means that the underlying stock has depreciated by more than 30% from its initial share price, you will lose 1% for every 1% decline in the value of the underlying stock from the initial share price (e.g., a 50% depreciation in the underlying stock will result in a payment at maturity of $500 per security).

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras due October 15, 2025

Principal at Risk Securities

How the Enhanced Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the underlying stock. The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment:	$136 per security (13.60% of the stated principal amount)
Downside threshold level:	70% of the initial share price (-30% change in final share price compared with initial share price)

Enhanced Trigger Jump Securities Payoff Diagram

How it works

◼Upside Scenario. If the final share price is greater than or equal to the downside threshold level, the investor would receive $1,000 plus the upside payment of $136.

◼Downside Scenario. If the final share price is less than the downside threshold level, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the full percentage decrease of the underlying stock.

oFor example, if the final share price declines by 50% from the initial share price, the payment at maturity would be $500 per security (50% of the stated principal amount).

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras due October 15, 2025

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee any return of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of any of the principal amount at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final share price. If the final share price is less than the downside threshold level, you will receive an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the value of the underlying stock from the initial share price to the final share price, and you will lose a significant portion or all of your investment. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment. See “How the Enhanced Trigger Jump Securities Work” above.

￭The appreciation potential is fixed and limited. Where the final share price is greater than or equal to the downside threshold level, the appreciation potential of the securities is limited to the upside payment of $136 per security (13.60% of the stated principal amount), even if the final share price is significantly greater than the initial share price.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

othe value of the underlying stock at any time (including in relation to the downside threshold level),

othe volatility (frequency and magnitude of changes in value) of the underlying stock,

odividend rates on the underlying stock,

ointerest and yield rates in the market,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock or stock markets generally and which may affect the price of the underlying stock, othe time remaining until the maturity of the securities,

othe occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the price of the underlying stock is at or below the initial share price and especially if it is near or below the downside threshold level.

You cannot predict the future performance of the underlying stock based on its historical performance. If the final share price is less than the downside threshold level, you will be exposed on a 1-to-1 basis to the full decline in the final share price from the initial share price. There can be no assurance that the final share price will be greater than or equal to the downside threshold level so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold, or that you will not lose a significant portion or all of your investment.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras due October 15, 2025

Principal at Risk Securities

independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the securities is not linked to the value of the underlying stock at any time other than the valuation date. The final share price will be the closing price of the underlying stock on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the underlying stock appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the underlying stock prior to such drop. Although the actual value of the underlying stock on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the closing price of the underlying stock on the valuation date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras due October 15, 2025

Principal at Risk Securities

￭Investing in the securities is not equivalent to investing in the American depositary shares of Petróleo Brasileiro S.A. — Petrobras. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of the underlying stock and received the dividends paid or distributions made on them.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial share price, the downside threshold level, the final share price, whether a market disruption event has occurred or any antidilution adjustment will be made, the share performance factor, if applicable, and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share price (and of any antidilution adjustments). These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Antidilution Adjustments,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement for Jump Securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.
One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying stock), including trading in the underlying stock and in options contracts on the underlying stock, as well as in other instruments related to the underlying stock. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying stock and other financial instruments related to underlying stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to September 25, 2024 could potentially increase the initial share price, and, therefore, the value at or above which the underlying stock must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the underlying stock on the valuation date, and, accordingly, the amount of cash you will receive at maturity, if any.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the tax treatment of a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Stock

￭No affiliation with Petróleo Brasileiro S.A. — Petrobras. Petróleo Brasileiro S.A. — Petrobras is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Petróleo Brasileiro S.A. — Petrobras in connection with this offering.

￭We may engage in business with or involving Petróleo Brasileiro S.A. — Petrobras without regard to your interests. We or our affiliates may presently or from time to time engage in business with Petróleo Brasileiro S.A. — Petrobras without regard to your interests and thus may acquire non-public information about Petróleo Brasileiro S.A. — Petrobras. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Petróleo Brasileiro S.A. — Petrobras, which may or may not recommend that investors buy or hold the underlying stock.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras due October 15, 2025

Principal at Risk Securities

￭There are risks associated with investments in securities linked to the value of equity securities issued by foreign (and emerging market) companies. The American depositary shares of Petróleo Brasileiro S.A. — Petrobras are issued by a foreign company. Investments in securities linked to the value of any equity securities issued by a foreign company involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued by foreign companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the American depositary shares of Petróleo Brasileiro S.A. — Petrobras have been issued by a company in an emerging market country, which poses further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭The value of Petróleo Brasileiro S.A. — Petrobras American depositary shares are subject to currency exchange rate risk. As Petróleo Brasileiro S.A. — Petrobras has its main operations in Brazil and derives its revenues in Brazilian real, fluctuations in the exchange rate between the Brazilian real and the U.S. dollar may affect the market price of the American depositary shares of Petróleo Brasileiro S.A. — Petrobras, which may consequently affect the market value of the securities. The exchange rate between the Brazilian real and the U.S. dollar is managed by the Brazilian government with reference to a basket of currencies and is based on a daily poll of onshore market dealers and other undisclosed factors. The Brazilian Central Bank, the monetary authority in Brazil, sets the spot rate of the Brazilian real, and may also use a variety of techniques, such as intervention by its central bank or imposition of regulatory controls or taxes, to affect the Brazilian real/U.S. dollar exchange rate. In the future, the Brazilian government may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of the Brazilian real in ways that may be adverse to your interests. The exchange rate is also influenced by political or economic developments in Brazil, the United States or elsewhere and by macroeconomic factors and speculative actions. Management of the Brazilian real by the Brazilian Central Bank could result in significant movement in the value of the Brazilian real. Additionally, changes in the exchange rate may result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Brazil and the United States, including economic and political developments in other countries. The value of American depositary shares of Petróleo Brasileiro S.A. — Petrobras and thus the value of the securities as well as the payment at maturity may be affected by the actions of the Brazilian government, by currency fluctuations in response to other market forces or by the movement of currencies across borders.

￭There are important differences between the rights of holders of American depositary shares (“ADSs”) and the rights of holders of the common stock of a foreign company. The American depositary shares of Petróleo Brasileiro S.A. — Petrobras are the ADSs of Petróleo Brasileiro S.A. — Petrobras and not the common shares represented by the ADSs. There exist important differences between the rights of holders of ADSs and the rights of holders of the corresponding common shares. Each ADS is a security evidenced by American depositary receipts that represents a certain number of common shares of a foreign company. Generally, ADSs are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of common shares of the foreign issuer. For example, the foreign issuer may make distributions in respect of its common shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of ADSs and holders of the corresponding common shares may be significant and may materially and adversely affect the value of the securities.

￭The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting the underlying stock, such as stock splits, stock dividends and extraordinary dividends, and for certain other corporate actions involving the underlying stock. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the underlying stock. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of the underlying stock by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust the adjustment factor, such as a regular cash dividend, the market price of the securities and your return on the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the securities. For example, if the record date for a

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regular cash dividend were to occur on or shortly before the valuation date, this may decrease the final share price to be less than the downside threshold level (resulting in a loss of a significant portion or all of your investment in the securities), materially and adversely affecting your return.

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Petróleo Brasileiro S.A. — Petrobras Overview

Petróleo Brasileiro S.A. — Petrobras operates proved reserves in the country of Brazil and produces the majority of Brazil’s oil and gas. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Petróleo Brasileiro S.A. — Petrobras pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-15106 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding Petróleo Brasileiro S.A. — Petrobras may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the underlying stock is accurate or complete.

Information as of market close on September 26, 2024:

Bloomberg Ticker Symbol:	PBR
Exchange:	NYSE
Current Stock Price:	$14.56
52 Weeks Ago:	$14.66
52 Week High (on 2/16/2024):	$17.70
52 Week Low (on 8/5/2024):	$13.31

The following table sets forth the published high and low closing prices of the underlying stock for each quarter from January 1, 2021 through September 26, 2024. The closing price of the underlying stock on September 26, 2024 was $14.56. The associated graph shows the closing prices of the underlying stock for each day from January 1, 2019 through September 26, 2024. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the underlying stock may have been adjusted for stock splits and other corporate events. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of the underlying stock at any time, including on the valuation date.

American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras (CUSIP 71654V408)	High ($)	Low ($)
2021
First Quarter	11.72	7.21
Second Quarter	12.23	8.10
Third Quarter	11.92	9.52
Fourth Quarter	11.31	9.53
2022
First Quarter	14.80	10.73
Second Quarter	16.26	10.95
Third Quarter	15.54	10.90
Fourth Quarter	16.05	9.14
2023
First Quarter	11.93	9.50
Second Quarter	14.94	10.12
Third Quarter	15.39	13.39
Fourth Quarter	16.52	13.78
2024
First Quarter	17.70	14.53
Second Quarter	17.34	13.50
Third Quarter (through September 26, 2024)	15.65	13.31

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American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras – Daily Closing Prices January 1, 2019 to September 26, 2024

This document relates only to the securities referenced hereby and does not relate to the underlying stock or other securities of Petróleo Brasileiro S.A. — Petrobras. We have derived all disclosures contained in this document regarding the underlying stock from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Petróleo Brasileiro S.A. — Petrobras. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Petróleo Brasileiro S.A. — Petrobras is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Petróleo Brasileiro S.A. — Petrobras could affect the value received with respect to the securities and therefore the value of the securities.

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Underlying stock issuer:	Petróleo Brasileiro S.A. — Petrobras. The accompanying product supplement refers to the underlying stock issuer as the “underlying company.”
Postponement of maturity date:

If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date for determining the final share price.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash, if any, to be delivered with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount, if any, due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

Antidilution adjustments:

The following replaces in its entirety the portion of the section entitled “Antidilution Adjustments” in the accompanying product supplement for jump securities.

The adjustment factor will be adjusted as follows:

1.If the underlying stock (or any shares of Petróleo Brasileiro S.A. — Petrobras which underlie the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras (the “Petróleo Brasileiro S.A. — Petrobras Common Shares”)) is subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the underlying stock or Petróleo Brasileiro S.A. — Petrobras Common Shares; provided, however, that, with respect to the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras, if (and to the extent that) Petróleo Brasileiro S.A. — Petrobras or the depositary for such American Depositary Shares has adjusted the number of Petróleo Brasileiro S.A. — Petrobras Common Shares represented by each American Depositary Share of Petróleo Brasileiro S.A. — Petrobras so that the price of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras would not be affected by such stock split or reverse stock split, no adjustment will be made to the adjustment factor.

2.If the underlying stock (or the Petróleo Brasileiro S.A. — Petrobras Common Shares) is subject (i) to a stock dividend (issuance of additional shares of the underlying stock) that is given ratably to all holders of shares of the underlying stock or Petróleo Brasileiro S.A. — Petrobras Common Shares, as applicable, or (ii) to a distribution of the underlying stock or Petróleo Brasileiro S.A. — Petrobras Common Shares, as applicable, as a result of the triggering of any provision of the corporate charter of Petróleo Brasileiro S.A. — Petrobras (“Petróleo Brasileiro”) then once the dividend has become effective and the underlying stock is trading ex-dividend, the adjustment factor will be adjusted so that the new adjustment factor shall equal the prior adjustment factor plus the product

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of (i) the number of shares issued with respect to one share of the underlying stock and (ii) the prior adjustment factor for the underlying stock; provided, however, that, with respect to the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras, if (and to the extent that) the Petróleo Brasileiro S.A. — Petrobras or the depositary for such American Depositary Shares has adjusted the number of Petróleo Brasileiro S.A.— Petrobras Common Shares represented by each American Depositary Share of Petróleo Brasileiro S.A. — Petrobras so that the price of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras would not be affected by such stock dividend or stock distribution, no adjustment will be made to the adjustment factor.

3.If Petróleo Brasileiro issues rights or warrants to all holders of the underlying stock to subscribe for or purchase the underlying stock at an exercise price per share less than the closing price of the underlying stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the securities, then the adjustment factor will be adjusted to equal the product of the prior adjustment factor and a fraction, the numerator of which shall be the number of shares of the underlying stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of the underlying stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of the underlying stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of the underlying stock which the aggregate offering price of the total number of shares of the underlying stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

4.There will be no required adjustments to the adjustment factor to reflect cash dividends or other distributions paid with respect to the underlying stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 and extraordinary dividends as described below.  A cash dividend or other distribution  with respect to the underlying stock will be deemed to be an “extraordinary dividend” if such cash dividend or distribution exceeds the immediately preceding non-extraordinary dividend for the underlying stock by an amount equal to at least 10% of the closing price of the underlying stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in the underlying stock on the primary U.S. organized securities exchange or trading system on which the underlying stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such extraordinary dividend (such closing price, the “base closing price”). If an extraordinary dividend occurs with respect to the underlying stock, the adjustment factor with respect to the underlying stock will be adjusted on the ex-dividend date with respect to such extraordinary dividend so that the new adjustment factor will equal the product of (i) the then current adjustment factor and (ii) a fraction, the numerator of which is the base closing price, and the denominator of which is the amount by which the base closing price exceeds the extraordinary dividend amount.   The “extraordinary dividend amount” with respect to an extraordinary dividend for the underlying stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such extraordinary dividend minus the amount per share of the immediately preceding non-extraordinary dividend for the underlying stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such extraordinary dividend. To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined on the ex-dividend date for such distribution by the calculation agent, whose determination shall be conclusive.  A distribution on the underlying stock described in clause (i), (iv) or (v) of paragraph 5 shall cause an adjustment to the adjustment factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

5.If (i) there occurs any reclassification or change of the underlying stock, including, without limitation, as a result of the issuance of any tracking stock by Petróleo Brasileiro, (ii) Petróleo Brasileiro or any surviving entity or subsequent surviving entity of Petróleo Brasileiro (the “Successor Corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Petróleo Brasileiro or any Successor Corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) Petróleo Brasileiro is liquidated, (v) Petróleo Brasileiro issues to all of its shareholders equity securities of an issuer other than Petróleo Brasileiro (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-Off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the underlying stock (any such event in clauses (i) through (vi), a “reorganization event”), the method of determining the Payment at Maturity for each Stated Principal Amount shall be determined in accordance with “—Payment at Maturity” above, except

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that all references to the “final share price” therein shall be deemed to refer to the “final exchange property value” (as defined below).

“Final exchange property value” means the exchange property value as of the valuation date.

“Exchange property value” means (x) for any cash received in any reorganization event, the value, as determined by the calculation agent in its sole discretion, as of the date of receipt, of such cash received for one share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event, (y) for any property other than cash or securities received in any such reorganization event, the market value, as determined by the calculation agent in its sole discretion, as of the date of receipt, of such exchange property received for one share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event and (z) for any security received in any such reorganization event, an amount equal to the closing price, as of the day on which the exchange property value is determined, per share of such security multiplied by the quantity of such security received for each share of the underlying stock, as adjusted by the adjustment factor at the time of such reorganization event.

“Exchange property” means securities, cash or any other assets distributed to holders of the underlying stock in or as a result of any such reorganization event, including (A) in the case of the issuance of tracking stock, the reclassified share of the underlying stock, (B) in the case of a Spin-Off Event, the share of the underlying stock with respect to which the spun-off security was issued, and (C) in the case of any other reorganization event where the underlying stock continues to be held by the holders receiving such distribution, the underlying stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraph 5 above, all references herein to “the underlying stock” shall be deemed to refer to the exchange property and references to a “share” or “shares” of the underlying stock shall be deemed to refer to the applicable unit or units of such exchange property, unless the context otherwise requires.

In the event that the underlying stock is no longer listed on a primary U.S. securities exchange and the Petróleo Brasileiro S.A. — Petrobras Common Shares are listed on a primary U.S. securities exchange, the calculation agent in its sole discretion will adjust the adjustment factor for the underlying stock such that the product of the last reported sale price of the underlying stock and the adjustment factor at the last time the underlying stock was listed equals the product of the last reported sale price of the Petróleo Brasileiro S.A. — Petrobras Common Shares and such adjusted adjustment factor at such time and the Petróleo Brasileiro S.A. — Petrobras Common Shares will take the place of the underlying stock.

In the event that Petróleo Brasileiro S.A. — Petrobras or the depositary for the underlying stock elects, in the absence of any of the events described in paragraph 1, 2, 3, 4 or 5 above, to change the number of the Petróleo Brasileiro S.A. — Petrobras Common Shares that are represented by each share of the underlying stock, the adjustment factor on any Trading Day after the change becomes effective will be proportionally adjusted. In addition, if any event requiring an adjustment to be made to the adjustment factor pursuant to paragraph 2, 3, 4 or 5 above would result in a different adjustment with respect to the underlying stock than with respect to the Petróleo Brasileiro S.A. — Petrobras Common Shares, the calculation agent will adjust the adjustment factor based solely on the effect of such event on the underlying stock.

No adjustment to the adjustment factor shall be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect.  The adjustment factor resulting from any of the adjustments specified above shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the adjustment factor shall be made up to the close of business on the valuation date.

No adjustments to the adjustment factor or method of calculating the adjustment factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the closing price of the underlying stock, including, without limitation, a partial tender or exchange offer for the underlying stock.

The calculation agent shall be solely responsible for the determination and calculation of any

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adjustments to the adjustment factor or method of calculating the exchange property value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to the adjustment factor, or to the method of calculating the amount payable at maturity of the securities made pursuant to paragraph 5 above, upon written request by any investor in the securities.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in

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the securities.
Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued. The costs of the securities borne by you and described beginning on page 3 above comprise the cost of issuing, structuring and hedging the securities.

On or prior to September 25, 2024, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying stock, in futures and/or options contracts on the underlying stock, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the underlying stock on September 25, 2024, and, therefore, could increase the value at or above which the underlying stock must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the underlying stock, futures or options contracts on the underlying stock or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying stock, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:	Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities) with the Securities and Exchange

September 2024 Page 17

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities Based on the Value of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras due October 15, 2025

Principal at Risk Securities

Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for Jump Securities and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Jump Securities or in the prospectus.

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